Exhibit 21.1

LIST OF SUBSIDIARIES OF ASPEN TECHNOLOGY, INC.

State or Country
	Name of Subsidiary	of Incorporation

1.	AspenTech Argentina S.R.L.	Argentina
2.	Aspen Technology Australia Pty. Ltd.	Australia
3.	Aspen Technology WLL	Bahrain
4.	AspenTech Europe S.A./N.V.	Belgium
5.	AspenTech Software Brazil Ltda.	Brazil
6.	AspenTech Canada Corporation	Canada
7.	Aspen Technology S.A.S.	Colombia
8.	Aspen Tech India Pte. Ltd.	India
9.	Aspen Technology S.r.l.	Italy
10.	AspenTech Japan Co. Ltd.	Japan
11.	AspenTech Solutions Sdn. Bhd.	Malaysia
12.	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
13.	AspenTech Europe B.V.	Netherlands
14.	AspenTech (Beijing) Co., Ltd.	PRC
15.	AspenTech (Shanghai) Co., Ltd.	PRC
16.	Aspen Technology LLC	Russia
17.	AspenTech Pte. Ltd.	Singapore
18.	AspenTech Africa (Pty.) Ltd.	South Africa
19.	Aspen Technology S.L.	Spain
20.	AspenTech (Thailand) Ltd.	Thailand
21.	AspenTech Ltd.	UK
22.	Hyprotech UK Ltd.	UK
23.	AspenTech Canada Holdings, LLC	USA
24.	AspenTech Holding Corporation	USA
25.	Aspen Technology (Asia), Inc.	USA
26.	Aspen Technology International, Inc.	USA
27.	Aspen Technology Services Corporation	USA
28.	AspenTech Software Corporation	USA
29.	AspenTech Venezuela, C.A.	Venezuela